Exhibit 2(c)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated this 12th day of February, 2002, by and between iATMglobal.net Corporation, a Delaware corporation having its principal place of business at 3685 Mount Diablo Boulevard, Suite 250, Lafayette, CA 94549, (hereinafter referred to as “Buyer”) and S-3 Corporation, a Delaware corporation having its principal place of business at 1845 Walnut Street, Philadelphia, PA 19103 (hereinafter referred to as “Seller”).

WHEREAS, Seller owns 12,666,825 shares of common stock, par value $.01 per share, of Buyer (hereinafter referred to as the “Shares”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, on the terms set forth in this Agreement.

NOW THEREFORE, Seller and Buyer hereby agree to the following terms and conditions.

1.     Seller hereby sells, transfers and assigns the Shares to Buyer and transfers to Buyer the certificate for the Shares. Seller shall assume all of the outstanding liabilities of the Buyer as of the date hereof not listed on the attached schedule B, and Buyer acknowledges that it is responsible for the payment of all of the liabilities that are listed on Schedule B.

2.     In exchange for the Shares, Buyer hereby transfers, sells and assigns over to Seller the assets listed on Schedule A attached to this Agreement. Seller expressly assumes all obligations and liabilities under the contracts listed in Schedule A paragraph 3. The parties will adjust the cash amount of the consideration paid under Schedule A to reflect any changes to the liabilities on Schedule B that are marked as “Estimate”, as soon as all such amounts are confirmed. In addition, Buyer will pay to Seller, as an addition to the cash consideration, any deposits or pre-paid amounts that are returned to Seller on account of insurance or Buyer’s lease as soon as practical after such amounts are received by Buyer less the amount, if any ,that is owed by Seller to Buyer after the adjustments referred to in the preceding sentence..

3.     Seller and Buyer each represents and warrants that this Agreement has been duly authorized, executed, and delivered on its behalf and constitutes its valid and binding agreement, enforceable in accordance with its terms, except as may be limited by general principles of equity and bankruptcy, insolvency or other similar laws.

4.     Seller represents and warrants that it is has owns the Shares free and clear of all encumbrances whatsoever, and that it has not itself or through any agent, directly or indirectly, offered any of the Shares for sale to, or otherwise negotiated in respect thereof with, any person other than Buyer. Seller agrees that neither it nor any agent on its behalf will, directly or indirectly, sell or offer any of the Shares for sale to, or otherwise.

5.     Seller’s obligation to deliver the Shares to Buyer is subject to the Buyer delivering the assets listed on Schedule A attached to this Agreement.

6.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof This Agreement may not be amended or modified except by written instrument signed by both parties.

7.     This Agreement maybe executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

iATMglobal.net Corporation		S-3 Corporation

By:	/s/ Raphael Licht	By:	/s/ Kenneth L. Tepper

SCHEDULE A

1.     All of the share capital of Strategic Software Solutions Ltd., a UK corporation (being 100 shares of ordinary stock and 12,000 shares of preference stock)

2.     $47,745 (being $31,785 from Bank of America and $16,000 from The Bankcorp.com Bank.

3.     All right title and interest in and to the Content License and Services Agreement between iATMglobal.net Corporation and LastMinute Network Ltd, t/a LastMinute.com, dated November 9, 2001, and the Content License and Services Agreement between iATMglobal.net Corporation and ROK Communications Ltd., dated July 16, 2001.

4.     The following office equipment and personalty owned by iATMglobal.net Corporation and currently located at iATMglobal’s Lafayette, CA office, the offices of TRM Corporation in Portland, or iATMglobal’s Philadelphia, PA office:

Office network (office network systems including DSL Modems);

1 Samsung Computer (desktop);

2 CPQ Armada computers plus peripherals;

Exhibit B

Liabilities and Cash Balance Summary at Closing

Estimated Cash Balance at Closing		$251,369

Liabilities

Final Payroll and Taxes (estimate)		199,344

Accrued Trade Expense (estimate)

Visa Card Bill	-3,500
Employee Expense Reimbursement	0
Federal Express	-200
	TOTAL	-3,700

Telephone (estimate)
Global Crossing	-150
Pacific Bell — Office Phone/dsl	-450
Conference Call Line	-250
	TOTAL	-850

Total Liabilities at close				-203,984

Net Cash Position		$47,475

Cash Available to Newco		$47,475	(1)

Balance Left after Transfer to Newco		$203,984

(1) We propose to wire funds to Newco as follows:

From Bancorp account:	16,000
From Bank America account:	31,475
	47,475

This will leave the following balances:

Bank of America Account:		1,574
Bancorp Account:		202,320
		$203,894